Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the following Registration Statements:

1.	Registration Statement (Form S-8 No. 333-226661) pertaining to the 2018 Long Term Incentive Compensation Plan,

2.	Registration Statement (Form S-8 No. 333-198135) pertaining to the 2008 Long Term Incentive Compensation Plan,

3.	Registration Statement (Form S-8 No. 333-176723) pertaining to the 2008 Long Term Incentive Compensation Plan, and

4.	Registration Statement (Form S-8 No. 333-157669) pertaining to the 2008 Long Term Incentive Compensation Plan;

of our report dated August 30, 2019, except for Note 6, as to which the date is February 27, 2020, relating to the financial statements of Kansas Entertainment, LLC as of and for the years ended June 30, 2019, 2018 and 2017, appearing in this Annual Report on Form 10-K of Penn National Gaming, Inc. for the year ended December 31, 2019.

/s/ Deloitte & Touche LLP

Davenport, Iowa
February 27, 2020